Exhibit 99.2

Banco Santander Central Hispano Managers Plan 2000

In Madrid, this twenty-ninth day of December two thousand.

B E T W E E N

For the first part,…………………… , holder of N.I.F. number………… , on behalf and in representation of Banco Santander Central Hispano, S.A. (hereinafter referred to as “BSCH” or the “Bank”), having its domicile for the purpose of this agreement in Madrid, Plaza de Canalejas no. 1.

And for the second part,…………………… , holder of N.I.F. number …………., (hereinafter referred to as the “Officer” or the “beneficiary of the option”).

Both parties mutually recognise their legal capacity to enter into this agreement, and for such purpose state as follows:

RECITALS

I.	Whereas, within its Human Resources policy concerning the remuneration of officers, BSCH has designed an earnings plan linked to the stock market performance of the Bank’s shares.

II.	Whereas, the continuance of such plan, referred to 2000 and prepared on the basis of the earnings for that year, is not presupposed for consecutive years, with respect to both its design and its particular conditions.

III.	Whereas, such plan is implemented through the granting of a specific number of options to purchase shares of the Bank, the parties having decided that the legal structure and particular circumstances of which should be reflected in a document for the better understanding of the beneficiaries.

IV.	Whereas, the parties, being in agreement with the plan so designed, have decided to execute a share purchase option agreement in accordance with the following

CLAUSES

ONE. - OBJECT OF THE AGREEMENT.

The object of this agreement is to regulate the conditions under which BSCH grants to the Officer the authority to enable the latter to freely and exclusively decide, at a specific time in the future, to exercise the rights recognised herein and which consist of the possibility of acquiring a specific number of shares of the Bank under two alternative procedures.

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TWO. - NUMBER OF OPTIONS.

…………………… is granted, and he/she accepts, a total of ………… purchase options, each of which confers on him/her the rights recognised herein.

THREE. - ASSIGNMENT PRICE.

Each purchase option granted to the beneficiary entitles him/her to acquire one share of Banco Santander Central Hispano, at the closing price listed on the Madrid Continuous Market of the Stock Exchanges on 29.12.2000, less 7.5% .

FOUR. - EXERCISE PERIOD.

4.1	The options granted may not be exercised before December 30th 2003 (exclusion period).

Upon conclusion of the exclusion period, a time-limit of 24 months is established for exercising the options, i.e., from December 30th 2003 to December 29th 2005.

4.2	Upon finalisation of the exclusion period, the Officer may exercise the rights recognised herein throughout the exercise period.

4.3	After the final day of the exercise period, the options granted will no longer be valid and may not be exercised, with no rights whatsoever being granted to the holder of such options.

FlVE. - RIGHTS RECOGNISED UNDER THE AGREEMENT.

5.1	Once the beneficiary of the options, during the exercise period and in writing, has notified his/her intention to exercise the rights recognised herein, the Bank shall place at the disposal of such beneficiary a specific number of shares, without any valuable consideration, the quantification of which shall be carried out as follows: the total cost of the commitment assumed by BSCH will equal, in terms of its total value, the amount resulting from multiplying the economic difference between the acquisition price stated in Clause THREE and the opening price of the shares in the market on the second business day following the date on which the Bank receives such notification, by the number of options exercised.

In order to determine the net amount to which the Officer shall be entitled, and which, once rounded-up, will be used to assign the exact number of securities, the Bank will deduct, from the economic difference referred to in the preceding paragraph and because it is payable by the Officer, the respective amount to be paid on account of net Personal Income Tax, which will finally determine the net attributive amount of the number of shares to be acquired at the market price stated in the preceding paragraph.

5.2	As an alternative to what is stated in the preceding paragraph, the Officer may effectively exercise a purchase option on all or part of the shares granted under Clause TWO hereof, stating his/her intention to do so in the notification indicated in paragraph 5.1 and being able, in the latter case, to continue exercising the remaining options during the exercise period contemplated in paragraph 4.1.

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On the second business day following receipt of such notification, the Bank shall undertake all the necessary formalities to effectively transfer the shares.

The acquisition price of the share, in exercising the option, will be that established in Clause THREE. The total amount should be paid to BSCH at the same time the option is exercised.

The Officer will be responsible for the total amount to be paid on account of Personal Income Tax as a result of the taxable event represented by the payment in kind generated by the difference between market and purchase values.

SIX. - BANK’S COMMITMENT RE AVAILABILITY OF SHARES.

From the time that the purchase options can be exercised, BSCH agrees to make available a sufficient number of shares to enable the rights recognised herein to be put into effect.

SEVEN. - SHARE CAPITAL DILUTION DURING PERIOD OF GRANTING OF OPTIONS.

7.1	In the event of the effect of share capital dilution as a result of capital increase, stock split, merger, take-over, etc. during the period between the date of this agreement and the date from which the options may be exercised, the grantor agrees to make a downward adjustment in the option price in the respective underlying value, and an upward adjustment, where applicable, in the number of options to be exercised.

7.2	Excluded from the guarantee established from the preceding paragraph is any dilutive effect resulting from capital increases associated with correlative and prior capital reductions aimed at restoring net worth balance following a loss.

EIGHT. - TRANSFER OF OPTIONS.

The purchase options may not be transmitted to third parties, except as stated in Clause TEN.

NINE. - MAINTAINING OF SHARE PORTFOLIO.

The Officer states his/her willingness to maintain his/her ownership of the securities assigned or acquired by purchase as a result of this agreement, and not to transfer them during a period of one year from the date they are transferred to him/her.

TEN. - PERSONAL AND PROFESSIONAL CIRCUMSTANCES OF THE OFFICER INFLUENCING THE PURCHASE OPTION.

10.1	The termination of the labour relationship by the Officer or the justified dismissal of the latter for disciplinary or objective reasons shall automatically cause the loss of the right to exercise the options.

10.2	If the labour relationship is terminated in the event of retirement or pre-retirement at the initiative of BSCH or any of its Group entities or because of permanent disablement, the

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Officer will not lose his/her option rights, which may be exercised according to the terms, time-limits and conditions under which such rights were granted.

10.3	If the labour relationship is terminated in the event of retirement or pre-retirement at the initiative of the Officer or because of withdrawal by the Bank, the Officer will not lose his/her option rights, which must be exercised within a maximum period of 15 days from the date of the occurrence of such act or from the end of the exclusion period, depending on whether such occurrence took place within or outside such exclusion period.

10.4	In the event of a request of leave of absence by the Officer and if such request is granted by the Bank, if the period of exclusion has elapsed, the purchase option must be exercised at that time. If the leave of absence takes place within the exclusion period (unless it is unavoidable or the Officer is transferred to another Group company) the Officer will lose all option rights.

In the event of an unavoidable leave of absence taking place within such period, the Officer must exercise his/her rights within the 15 days following the finalisation of such exclusion period.

In the event of a special leave of absence owing to the Officer being transferred to another Group company, the stipulation included herein shall remain in force in the new situation of such Officer.

10.5	In the event of the death of the Officer prior to exercising the purchase option, his/her legal heirs may exercise, in his/her absence, the share options in accordance with the terms, time-limits and conditions granted to such Officer.

10.6	The removal of the Officer’s position will not imply the loss of his/her rights established hereunder, unless it involves contractual termination under the terms stated above.

ELEVEN. - TERMINATION OF THE PURCHASE OPTION.

The options granted hereunder may be terminated under the following circumstances:

a)	Owing to the execution of the options within the time-limits established.

b)	The elapsing of the time limit established for exercising the options, without the beneficiary of the options or his/her heirs having notified their decision to effectively exercise them.

c)	Owing to the termination of the labour relationship, except in the cases stated in Clause TEN.

d)	Owing to general causes for the termination of the obligations.

And as proof of their acceptance of the contents of this agreement, the parties hereby sign it in duplicate on the date and in the place first above written.

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